Exhibit D(97)

Form of

INVESTMENT SUBADVISORY AGREEMENT

for the MML VIP JPMorgan U.S. Research Enhanced Equity Fund

This Investment Subadvisory Agreement (this “Subadvisory Agreement”), is by and between J.P. Morgan Investment Management Inc. (the “Subadviser”) and MML Investment Advisers, LLC, a Delaware limited liability company (“MML Advisers”), for the MML VIP JPMorgan U.S. Research Enhanced Equity Fund (the “Fund”), a series of MML Series Investment Fund (the “Trust”), a Massachusetts business trust which is an open-end management investment company registered as such with the Securities and Exchange Commission (the “Commission”) pursuant to the Investment Company Act of 1940, as amended (the “Act”), effective as of the 24th day of April, 2026.

WHEREAS, the Trust has appointed MML Advisers as the investment adviser for the Fund pursuant to the terms of an Investment Advisory Agreement (the “Advisory Agreement”);

WHEREAS, the Advisory Agreement provides that MML Advisers may, at its option, subject to approval by the Trustees of the Trust and, to the extent necessary, the shareholders of the Fund, appoint a subadviser to assume certain responsibilities and obligations of MML Advisers under the Advisory Agreement;

WHEREAS, MML Advisers and the Subadviser are investment advisers registered with the Commission as such under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, MML Advisers wishes to appoint the Subadviser to serve, and the Subadviser wishes to serve, as subadviser with respect to the Fund with responsibility for such portion of the Fund’s assets as MML Advisers shall direct from time to time (the “Portfolio”);

NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, MML Advisers and the Subadviser, intending to be legally bound, hereby agree as follows:

1. General Provision.

(a) MML Advisers hereby appoints the Subadviser, and the Subadviser hereby undertakes to act, as investment subadviser to the Portfolio to provide investment advice and to perform for the Fund such other duties and functions as are hereinafter set forth. The Subadviser shall, in all matters, give to the Fund and the Trust’s Board of Trustees, directly or through MML Advisers, the benefit of the Subadviser’s best judgment, effort, advice and recommendations and shall at all times perform its obligations in compliance with:

(i) the provisions of the Act and any rules or regulations thereunder and the Internal Revenue Code of 1986, as amended, as applicable to the Fund;

(ii) any other provisions of state or federal law applicable to the operation of registered investment companies;

(iii) the provisions of the Agreement and Declaration of Trust and Bylaws of the Trust, as amended from time to time and provided to the Subadviser by MML Advisers (collectively referred to as the “Trust Documents”);

(iv) policies and determinations of the Board of Trustees of the Trust and MML Advisers, of which the Subadviser has been notified in writing;

(v) the fundamental and non-fundamental policies and investment restrictions of the Fund as reflected in the Trust’s registration statement under the Act from time to time; and

(vi) the Prospectus and Statement of Additional Information of the Fund in effect from time to time (collectively referred to as the “Disclosure Documents”).

(b) The officers and employees of the Subadviser responsible for providing the services of the Subadviser hereunder shall be available upon reasonable notice for consultation with respect to the provision of such services, with such dates and times to be agreed upon between Subadviser and MML Advisers.

(c) The Subadviser shall not be responsible for the provision of administrative, bookkeeping or accounting services to the Trust. MML Advisers hereby acknowledges that the Subadviser is not responsible for pricing portfolio securities. Notwithstanding the foregoing, the Subadviser will comply with the applicable provisions of the Fund’s pricing procedures which it has received, and upon request, will provide reasonable assistance to MML Advisers or the Fund’s pricing agent in valuing securities held by the Fund.

2. Duties of the Subadviser.

(a) The Subadviser shall, subject to the direction and control of the Trust’s Board of Trustees and MML Advisers, (i) provide a continuing investment program for the Portfolio and determine what securities or other investments shall be purchased or sold by the Portfolio; (ii) arrange, subject to the provisions of Section 5 hereof, for the purchase and sale of securities and other investments for the Portfolio; and (iii) provide reports on the foregoing to the Board of Trustees of the Trust at each Board meeting. Unless MML Advisers gives the Subadviser written notice that MML Advisers is assuming proxy voting responsibility for the Portfolio, the Subadviser shall vote or determine to abstain from voting all proxies solicited by or with respect to the issuers of securities in which assets of the Portfolio are invested, in accordance with Subadviser’s proxy voting policies and procedures in effect from time to time and approved by the Board of Trustees of the Trust. The Subadviser shall provide the Fund in a timely manner with such records of its proxy voting on behalf of the Fund as is necessary for the Fund to comply with the requirements of Form N-PX or any law, rule, regulation or Commission position.

Subject to the provisions of this Subadvisory Agreement and the terms of the Derivatives Side Letter Agreement, dated as of April __, 2026, as amended, revised and supplemented, from time to time (the “Derivatives Agreement”), the Subadviser is among, other things, authorized and empowered to buy, sell, hold or otherwise effect investment transactions for and in the name of the Fund, including without limitation, the power to open accounts and enter into and execute swap, futures, options and other agreements and/or representation letters with counterparties on the Fund’s behalf and generally deal in and with all Derivatives Transactions as defined in the Derivatives Agreement as the Subadviser deems appropriate from time to time in order to carry out the Subadviser’s responsibilities hereunder.

(b) The Subadviser shall provide to MML Advisers such reports for the Portfolio, on a monthly, quarterly or annual basis, as MML Advisers or the Board of Trustees of the Trust shall reasonably request or as required by applicable law or regulation, including, but not limited to, compliance reports and those reports listed in Appendix A.

(c) The Subadviser shall provide full and prompt disclosure to MML Advisers and the Fund regarding itself and its partners, officers, directors, shareholders, employees, affiliates or any person who controls any of the foregoing, including, but not limited to: (i) information regarding any change in

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control of the Subadviser or any change in its personnel that could affect the services provided by the Subadviser to the Fund hereunder, (ii) information regarding any material adverse change in the condition (financial or otherwise) of the Subadviser or any person who controls the Subadviser at the same time Subadviser discloses this information to its other investment management clients and only to the extent that the disclosure of such information would not violate any applicable laws or regulations, (iii) information regarding the investment performance and general investment methods of the Subadviser or its principals and affiliates relating to the Portfolio, (iv) information regarding the investment performance of the Subadviser’s composite of accounts following the same or similar investment strategies as the Portfolio, (v) information regarding the results, the disclosure of which would be relevant to the management of the Portfolio, of any examination or investigation of the Subadviser conducted by the Commission or any other state or federal governmental agency or authority or any self-regulatory organization, if such agency or authority or organization permits such disclosure, relating directly to the services performed by the Subadviser hereunder with respect to the Portfolio or the investment strategy by which the Portfolio is managed or members or former members of the portfolio management team of the Portfolio, (vi) summary information regarding the results of any examination or investigation of the Subadviser conducted by the Commission or any other state or federal governmental agency or authority or any self-regulatory organization, if such agency or authority or organization permits such disclosure, that does not relate directly to the services performed by the Subadviser hereunder with respect to the Portfolio or the investment strategy by which the Portfolio is managed or members or former members of the portfolio management team of the Portfolio, (vii) upon request, other information that MML Advisers reasonably deems necessary or desirable to enable MML Advisers to monitor the performance of the Subadviser, and (viii) information about the Subadviser that is required, in the reasonable judgment of MML Advisers and upon prior written request, to be disclosed in any filings required by any governmental agency or by any applicable law, regulation, rule or order.

(d) The Subadviser (i) shall maintain such books and records as are required under the Act or other applicable law, based on the services provided by the Subadviser pursuant to this Subadvisory Agreement and as are necessary for MML Advisers or the Trust to meet its record keeping obligations generally set forth under Section 31 of the Act and rules thereunder; and (ii) shall meet with any persons at the request of MML Advisers or the Board of Trustees of the Trust for the purpose of reviewing the Subadviser’s performance under this Subadvisory Agreement at reasonable times and upon reasonable advance written notice as agreed to between Subadviser and MML Advisers. The Subadviser shall provide the Fund and MML Advisers (or their agents or accountants), upon reasonable prior written request by MML Advisers to the Subadviser, with access to inspect at the Subadviser’s office during normal business hours the books and records of the Subadviser relating to the Portfolio and the Subadviser’s performance hereunder. The Subadviser agrees that all records which it maintains relating to the Fund are property of the Fund, and the Subadviser will promptly surrender to the Fund any of such records or copies thereof upon the Fund’s request. The Subadviser further agrees to preserve for the periods prescribed under the Act any such records as are required to be maintained by it pursuant to this Subadvisory Agreement.

(e) On each business day the Subadviser shall provide to the Fund’s custodian information relating to all transactions concerning the Portfolio’s assets and shall provide to the Fund’s custodian, administrator and/or sub-administrator any such additional information as reasonably requested.

(f) The Subadviser agrees to reimburse MML Advisers and the Fund for any reasonable costs, upon evidence of invoices, bills, etc., associated with the production, printing and filing with the Commission (not including mailing costs) of supplements to the Disclosure Documents due to material changes caused by or relating to the Subadviser.

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(g)       The Subadviser shall not consult with any other subadviser to the Fund or any other subadviser to any other portfolio of the Trust or to any other investment company or investment company series for which MML Advisers serves as investment adviser concerning transactions for the Fund in securities or other assets, other than for purposes of complying with conditions of paragraphs (a) and (b) of Rule 12d3-1 under the Act.

(h) As MML Advisers or the Board of Trustees of the Trust may request from time to time, the Subadviser shall timely provide to MML Advisers (i) information and commentary for the Fund’s annual and semi-annual reports, in a format agreed to by MML Advisers and Subadviser, and shall (A) certify that such information and commentary summarize the key factors that materially affected the performance of the Portfolio, including the relevant market conditions and the investment techniques and strategies used, and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the information and commentary not misleading and (B) provide additional certifications related to the Subadviser’s management of the Portfolio in order to support the Fund’s filings on Form N-CSR, and the Fund’s Principal Executive Officer’s and Principal Financial Officer’s certifications under Rule 30a-2 under the Act; (ii) quarterly certifications, as well as any requested sub-certifications, and responses to quarterly and annual questionnaires with respect to the Subadviser’s compliance program, compliance matters related to the Subadviser and the Subadviser’s management of the Portfolio, and other business matters in formats reasonably requested by MML Advisers and agreed to by Subadviser, as they may be amended from time to time; and (iii) an annual certification from the Subadviser’s Chief Compliance Officer, appointed under Rule 206(4)-7 under the Advisers Act, with respect to the design and operation of the Subadviser’s compliance program, in a format reasonably requested by MML Advisers and agreed to by Subadviser.

(i) In the absence of willful misfeasance, bad faith, gross negligence or fraud on the part of the Subadviser, or reckless disregard of its obligations and duties hereunder, the Subadviser shall not be subject to any liability to MML Advisers, the Trust or the Fund, or to any shareholder, officer, director, partner or Trustee thereof, for any act or omission in the course of, or connected with, rendering services hereunder.

3. Other Activities.

(a) Nothing in this Subadvisory Agreement shall prevent MML Advisers or the Subadviser from acting as investment adviser or subadviser for any other person, firm, corporation or other entity and shall not in any way limit or restrict MML Advisers or the Subadviser or any of their respective directors, officers, members, stockholders, partners or employees from buying, selling or trading any securities for its own account or for the account of others for whom it or they may be acting, provided that such activities are in compliance with U.S. federal and state securities laws, regulations and rules and will not limit the ability of MML Advisers or the Subadviser, as the case may be, to perform its obligations under this Subadvisory Agreement. MML Advisers recognizes and agrees that the Subadviser may provide advice to or take action with respect to other clients, which advice or action, including the timing and nature of such action, may differ from or be identical to advice given or action taken with respect to the Portfolio. The Subadviser shall for all purposes hereof be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Fund or MML Advisers in any way or otherwise be deemed an agent of the Fund or MML Advisers except in connection with the investment management services provided by the Subadviser hereunder.

(b) The Subadviser agrees that it will not knowingly or deliberately favor any other account managed or controlled by it or any of its principals or affiliates over the Portfolio. The Subadviser, upon reasonable request, shall provide MML Advisers with an explanation of the differences, if any, between the performance of the Portfolio and the performance of the Subadviser’s composite of accounts

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following the same or a similar investment strategy to that of the Portfolio. To the extent that a particular investment is suitable for both the Portfolio and the Subadviser’s other clients, such investment will be allocated among the Portfolio and such other clients in a manner that the Subadviser reasonably determines to be fair and equitable in the circumstances.

4. Compensation of the Subadviser.

The Subadviser will bear all expenses in connection with the performance of its services under this Subadvisory Agreement, which expenses shall not include brokerage fees or commissions in connection with the effectuation of securities transactions for the Portfolio. For the services provided and the expenses assumed pursuant to this Subadvisory Agreement, MML Advisers agrees to pay the Subadviser and the Subadviser agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a fee paid monthly, in arrears, at the following rate: [ ].

5. Portfolio Transactions and Brokerage.

(a) The Subadviser shall place orders with or through such brokers, dealers, futures commission merchants or other persons (including, but not limited to, broker-dealers that are affiliated with MML Advisers or the Subadviser) as may be selected by the Subadviser; provided, however, that such orders shall be consistent with the brokerage policy set forth in the Fund’s current Prospectus and Statement of Additional Information, or approved by the Board of Trustees of the Trust and notified in writing to the Subadviser, and shall conform with federal securities laws and be consistent with seeking best execution.

(b) On occasions when the Subadviser deems the purchase or sale of a security or other investment to be in the best interest of the Portfolio as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or other investments to be sold or purchased in order to seek best execution. In such event, the Subadviser will make allocation of the securities or other investments so purchased or sold, as well as the expenses incurred in the transaction, in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

(c) The Subadviser shall select broker-dealers to effect the Portfolio’s portfolio transactions on the basis of its estimate of their ability to obtain best execution of particular and related portfolio transactions. The abilities of a broker-dealer to obtain best execution of particular portfolio transaction(s) will be judged by the Subadviser on the basis of all relevant factors and considerations including, insofar as feasible, the execution capabilities required by the transaction or transactions; the ability and willingness of the broker-dealer to facilitate the Portfolio’s portfolio transactions by participating therein for its own account; the importance to the Fund of speed, efficiency or confidentiality; the broker-dealer’s apparent familiarity with sources from or to whom particular securities might be purchased or sold; receipt of brokerage and research services available from or through the broker-dealer in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended; as well as any other matters relevant to the selection of a broker-dealer for particular and related transactions of the Portfolio; and any other considerations of which the Board of Trustees of the Trust or MML Advisers may notify the Subadviser in writing from time to time.

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6. Representations and Warranties of the Subadviser.

The Subadviser hereby represents and warrants to the Fund and MML Advisers that:

(a)	The Subadviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Subadvisory Agreement remains in effect; (ii) is not prohibited by the Act or the Advisers Act from performing the services contemplated by this Subadvisory Agreement; (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 under the Advisers Act; (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, detect violations that have occurred and correct promptly any violations that have occurred, and will provide prompt notice of any material violations relating to the Fund to MML Advisers; (v) has met, and will seek to continue to meet for so long as this Subadvisory Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory agency or industry self-regulatory organization; (vi) has the authority to enter into and perform the services contemplated by this Subadvisory Agreement; and (vii) will promptly notify MML Advisers of the occurrence of any event that would disqualify the Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Act or otherwise.

(b)	The Subadviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Act and will provide MML Advisers with a copy of the code of ethics. Within 60 days of the end of the last calendar quarter of each year that this Subadvisory Agreement is in effect, a duly authorized officer of the Subadviser shall certify to MML Advisers that the Subadviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of the Subadviser’s code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation.

(c)	The Subadviser has provided MML Advisers with a copy of its Form ADV Part 2, which as of the date of this Subadvisory Agreement is its Form ADV Part 2 as most recently deemed to be filed with the Commission, and promptly will furnish a copy of all amendments thereto to MML Advisers.

(d)	The Subadviser will promptly notify MML Advisers of any changes in its controlling shareholders or in the key personnel who are either the portfolio manager(s) responsible for the Portfolio or the Subadviser’s Chief Executive Officer or President, or if there is otherwise an actual or expected change in control or management of the Subadviser.

(e)	Except as disclosed in the Subadviser’s current Form ADV or JPMorgan Chase & Co.’s current Form 10K or 10Q or disclosed to MML Advisers, there is no pending action, suit, or proceeding before or by any court, governmental, administrative or self-regulatory body or arbitration panel to which the Subadviser or any of its principals or affiliates is a party, subject, or target or to which any of the assets of the Subadviser is subject, which reasonably might be expected to (i) result in any material adverse change in the Subadviser’s condition (financial or otherwise), business or prospects; (ii) materially impair the Subadviser’s ability to discharge its obligations under this Subadvisory Agreement; or (iii) result in a matter which would require an amendment to the Subadviser’s Form ADV Part 2.
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(f)	All references in the Disclosure Documents concerning the Subadviser and its affiliates and the controlling persons, affiliates, stockholders, directors, officers and employees of any of the foregoing provided to MML Advisers by the Subadviser or approved by the Subadviser for use in the Disclosure Documents, as well as all performance information provided to MML Advisers by the Subadviser or approved by the Subadviser for use by MML Advisers, are accurate in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such information not misleading.

The foregoing representations and warranties shall be continuing and be deemed repeated at and as of all times during the term of this Subadvisory Agreement.

7. Representations and Warranties of MML Advisers.

(a) MML Advisers represents and warrants to the Subadviser the following:

(i)	MML Advisers has all requisite corporate power and authority under applicable state law and federal securities laws and under the Advisory Agreement with the Fund to enter into and appoint the Subadviser to perform the services contemplated under this Subadvisory Agreement.

(ii)	MML Advisers is a registered investment adviser under the Advisers Act and is in material compliance with all other required registrations under applicable federal and state law. MML Advisers will promptly notify the Subadviser of the occurrence of any event that would disqualify MML Advisers from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Act or otherwise.

(iii)	MML Advisers has met, and will seek to continue to meet for so long as this Subadvisory Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory agency or industry self-regulatory organization, necessary to be met in order to perform the services contemplated by this Subadvisory Agreement.

(iv)	MML Advisers has received a copy of Part 2 of Subadviser’s Form ADV at least two (2) business days prior to the execution of this Subadvisory Agreement.

(v)	MML Advisers has furnished or will furnish to the Subadviser the following prior to the commencement of Subadviser’s investment advisory services as specified under this Subadvisory Agreement: (i) copies of the Agreement and Declaration of Trust of the Trust as in effect on the date of this Subadvisory Agreement; (ii) copies of the Bylaws of the Trust in effect as of the date of this Subadvisory Agreement; (iii) copies of the Fund’s Disclosure Documents; and (iv) a list of restricted securities for the Fund (including CUSIP, Sedol or other appropriate security identification if available), if any.

The foregoing representations and warranties shall be continuing during the term of this Subadvisory Agreement.

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8. Covenants of the Subadviser.

(a) If at any time during the term of this Subadvisory Agreement, the Subadviser discovers any fact or omission, or any event or change of circumstances occurs, which would make the Subadviser’s representations and warranties in Section 6 inaccurate or incomplete in any material respect, or which might render the Disclosure Documents untrue or misleading in any material respect, the Subadviser will provide prompt written notification to the Fund and MML Advisers of any such fact, omission, event or change of circumstances, and the facts related thereto.

(b) The Subadviser agrees that, during the term of this Subadvisory Agreement, and for so long as investment in the Fund is being offered for sale, it will provide the Fund and MML Advisers with updated information relating to the Subadviser’s performance results with respect to the Portfolio and the performance of the Subadviser’s composite of accounts following the same or similar investment strategies as the Portfolio as may be reasonably requested from time to time by the Fund and MML Advisers. The Subadviser shall provide such information within a reasonable period of time after the end of the month to which such updated information relates.

(c) The Subadviser agrees that it will not in any way refer directly or indirectly to its relationship with the Fund or MML Advisers, or any of their respective affiliates, in offering, marketing or other promotional materials without the prior written consent of MML Advisers.

9. Covenants of MML Advisers.

(a) If at any time during the term of this Subadvisory Agreement, MML Advisers discovers any fact or omission, or any event or change of circumstances occurs, which would make the MML Adviser’s representations and warranties in Section 7 inaccurate or incomplete in any material respect, MML Advisers will provide prompt written notification to the Subadviser of any such fact, omission, event or change of circumstances, and the facts related thereto.

10. Confidentiality.

(a) The Subadviser agrees that it shall exercise the same standard of care that it uses to protect its own confidential and proprietary information, but no less than reasonable care, to protect the confidentiality of the Portfolio Information. As used herein “Portfolio Information” means confidential and proprietary information of the Fund or MML Advisers that is received by the Subadviser in connection with this Subadvisory Agreement, including information with regard to the portfolio holdings and characteristics of the Fund; provided, however, that nothing in this Section 10 shall limit the ability of the Subadviser to use or to disclose any list of investments comprising or considered for investment by the investment portfolios managed by the Subadviser in the same investment strategy as that of the Portfolio generally, provided that any such disclosure does not identify any such investments as those of the Fund specifically. The Subadviser will restrict access to the Portfolio Information to those employees of the Subadviser who will use such information only for the purpose of fulfilling Subadviser’s obligations pursuant to this Subadvisory Agreement, except as provided in the previous sentence or as provided in the following paragraphs.

Without limiting the foregoing, the Subadviser agrees that any and all Portfolio Information that it obtains pursuant to this Subadvisory Agreement or in connection with the performance of its obligations under this Subadvisory Agreement regarding the Fund, MML Advisers or its or their customers which, in addition to portfolio holdings and characteristics of the Fund, includes, but is not limited to, approved lists, internal procedures, compliance procedures and any board materials, is valuable to MML Advisers and will be used exclusively to fulfill the Subadviser’s obligations hereunder, and will not be disclosed to any other party, including any affiliate of the Subadviser or agent of the Fund, except as provided in the following paragraphs.

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Notwithstanding the foregoing, the Subadviser may disclose Portfolio Information to any person who effects any transaction for, or enters into any transaction with, the Fund upon the instruction of the Subadviser, but only to the extent necessary to effect or enter into such transaction or otherwise to ensure the proper administration of such transaction.

Nothing in the foregoing paragraphs shall prevent the Subadviser from disclosing Portfolio Information (i) as necessary for the Subadviser to fulfill its obligations pursuant to this Subadvisory Agreement, including disclosure to any affiliates or service providers of the Subadviser, so long the disclosure of the Fund’s portfolio holdings is made in accordance with the Fund’s portfolio holdings disclosure policy which MML Advisers will provide to the Subadviser (collectively, “Representatives”), who will use such information only for the purpose of fulfilling Subadviser’s obligations pursuant to this Subadvisory Agreement; (ii) as required to be disclosed pursuant to a requirement of a governmental agency or state or federal regulatory authorities or applicable law or regulation so long as the Subadviser provides MML Advisers with prompt written notice of such requirement, if possible prior to any such disclosure, except to the extent prohibited by law or regulatory requirement; (iii) approved in writing by MML Advisers for disclosure; (iv) that is publicly known or becomes publicly known through no unauthorized act; (v) that was rightfully received from a third party without obligation of confidentiality; or (vi) that was known to the Subadviser prior to its disclosure to Subadviser on a non-confidential basis from a source other than the Fund, MML Advisers or their representatives, provided that such source is not known by the Subadviser to be bound by a confidentiality agreement, obligation, or undertaking with or other obligation of secrecy or confidentiality to the Fund, MML Advisers or another person.

(b) MML Advisers acknowledges that the identity of the securities holdings of the Portfolio (“Portfolio Investment Information”) may constitute confidential information of value to the Subadviser, and agrees that it shall exercise the same standard of care that it uses to protect its own confidential and proprietary information, but no less than reasonable care, to protect the confidentiality of the Portfolio Investment Information. MML Advisers will restrict access to the Portfolio Investment Information to those employees of MML Advisers who will use such information only for the purpose of fulfilling MML Advisers’ obligations pursuant to this Subadvisory Agreement and/or providing services to the Fund, except as provided in the following paragraphs.

Without limiting the foregoing, MML Advisers agrees that any and all other confidential information that it obtains pursuant to this Subadvisory Agreement or in connection with the performance of its obligations under this Subadvisory Agreement regarding the Subadviser or its affiliates including, but not limited to, approved lists, internal procedures, compliance procedures, materials responsive to due diligence reviews of the Subadviser or the annual consideration of the reapproval of this Subadvisory Agreement (“Subadviser Confidential Information”) is valuable to the Subadviser and will be used exclusively to fulfill MML Advisers’ obligations under this Subadvisory Agreement and the Advisory Agreement, and will not be disclosed to any other party, including any affiliate of MML Advisers, except as provided in the following paragraph.

Nothing in the foregoing paragraphs shall prevent MML Advisers from disclosing Portfolio Investment Information or Subadviser Confidential Information (i) as necessary for MML Advisers to fulfill its obligations pursuant to this Subadvisory Agreement or the Advisory Agreement, (ii) as required to be disclosed pursuant to a requirement of a governmental agency or state or federal regulatory authorities or applicable law or regulation so long as MML Advisers provides the Subadviser with prompt written notice of such requirement, if possible prior to any such disclosure, except to the extent prohibited by law or regulatory requirement; (iii) to the Board of Trustees or officers of the Trust, counsel to the Board, counsel to the Trust, the administrator or any sub-administrator, the independent accountants, any other agent of the Trust or MML Advisers, employees of affiliates of MML Advisers and of service providers to the Fund and MML Advisers each of whom will use such information only for the purpose of

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fulfilling MML Advisers’ obligations pursuant to this Subadvisory Agreement and/or providing services to the Fund (collectively, “Representatives”); (iv) in accordance with the Fund’s portfolio holdings disclosure policy which MML Advisers will provide to the Subadviser; (v) approved in writing by the Subadviser for disclosure; (vi) that is publicly known or becomes publicly known through no unauthorized act; (vii) that was rightfully received from a third party without obligation of confidentiality; or (viii) that was known to MML Advisers prior to its disclosure to MML Advisers by the Subadviser on a non-confidential basis from a source other than the Subadviser or its representatives, provided that such source is not known by MML Advisers to be bound by a confidentiality agreement, obligation, or undertaking with or other obligation of secrecy or confidentiality to the Subadviser or another person.

(c) Each party to this Subadvisory Agreement shall be responsible for any breach of this Section 10 by its Representatives.

(d) Notwithstanding anything to the contrary in the foregoing, neither party is required to notify the other party with respect to any disclosure given in the course of a routine regulatory examination to regulatory authorities having a jurisdiction over the disclosing party, other than the Subadviser’s disclosure pursuant to Section 2(c)(v) and (vi).

11. Use of Names.

The names of both MML Advisers and any affiliates of MML Advisers and of the Trust and Fund and any derivative or logo or trademark or service mark or trade name are the valuable property of MML Advisers and such affiliates and the Trust and Fund. The Subadviser shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names only with the prior written approval of MML Advisers or the Trust, as the case may be. The Subadviser acknowledges and agrees that, if it makes any unauthorized use of any such names, derivatives, logos, trademarks or service marks or trade names, MML Advisers and/or such affiliates or the Trust and Fund shall suffer irreparable harm for which monetary damages are inadequate and thus, such entities shall be entitled to injunctive relief without the necessity of posting bond.

It is understood that “J.P. Morgan Investment Management Inc.” or “JPMorgan” or any derivative names or logos associated with such name are the valuable property of the Subadviser or some other JPMorgan entity, that the Trust has the right to include JPMorgan as a part of the name of the Fund managed by the Subadviser only so long as this Subadvisory Agreement shall continue, and that the Subadviser does, in fact, consent to the use of JPMorgan as a part of the name of the Fund identified herein. To the best of Subadviser’s knowledge the inclusion of “JPMorgan” in the name of the Fund identified herein does not: (i) infringe the title or any patent, copyright, trade secret, trademark, service mark or other proprietary right of any third party; or (ii) violate the terms of any agreement or other instrument to which Subadviser or any of its affiliates is a party.

MML Advisers shall not make reference to or use the name or logo of the Subadviser or any of its affiliates in any advertising or promotional materials without the prior approval of the Subadviser, prior to first use, which approval shall not be unreasonably withheld. Additionally, if substantive changes are made to such materials thereafter, MML Advisers shall furnish to the Subadviser the updated material for approval prior to first use, which approval shall not be unreasonably withheld. Upon the termination of this Subadvisory Agreement, MML Advisers shall not make reference to or use the name or logo of the Subadviser or any of its affiliates in any advertising or promotional materials. Notwithstanding the foregoing, it is understood that certain materials used in the ordinary course of business, such as Prospectuses and Statements of Additional Information, shareholder and other financial reports, fund fact sheets and materials provided to the Trustees, do not require such prior approval.

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Notwithstanding the above, for so long as the Subadviser serves as subadviser to the Portfolio, the Trust, the Fund and MML Advisers may use the name “J.P. Morgan Investment Management Inc.” or “JPMorgan” in the registration statement, shareholder and other financial reports, and other filings with the SEC, after the Subadviser ceases to serve as subadviser, if such usage is for the purpose of meeting a disclosure obligation under laws, rules, regulations, statutes and codes, whether state or federal, without the Subadviser’s prior consent.

12. Duration.

Unless terminated earlier pursuant to Section 13 hereof, this Subadvisory Agreement shall remain in effect for a period of two years from the date hereof. Thereafter it shall continue in effect from year to year, unless terminated pursuant to Section 13 hereof, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the members of the Board of Trustees of the Trust who are not parties to this Subadvisory Agreement or interested persons (as defined in the Act) of any such party, and (ii) by the Board of Trustees of the Trust or by a vote of the holders of a majority of the outstanding voting securities (as defined in the Act) of the Fund.

13. Termination.

(a) This Subadvisory Agreement shall terminate automatically upon its assignment (within the meaning of the Act), the termination of the Advisory Agreement or the dissolution of the Fund.

(b) The Subadvisory Agreement may be terminated by MML Advisers or the Board of Trustees of the Trust: (i) by written notice to the Subadviser with immediate effect, if the Subadviser’s registration under the Advisers Act is suspended, terminated, lapsed or not renewed; (ii) by written notice to the Subadviser with immediate effect, if the Subadviser is bankrupt or insolvent, seeks an arrangement with creditors, is dissolved or terminated or ceases to exist; (iii) by written notice to the Subadviser with immediate effect, if MML Advisers or the Board of Trustees of the Trust determines for any reason, that such termination is appropriate for the protection of the Fund, including without limitation a determination by MML Advisers or the Board of Trustees of the Trust that the Subadviser has breached an obligation or duty under this Subadvisory Agreement; or (iv) in its sole discretion, without penalty, upon sixty days prior written notice to Subadviser. This Subadvisory Agreement also may be terminated at any time, without penalty, by the vote of the holders of a “majority” of the outstanding voting securities of the Fund (as defined in the Act).

(c) The Subadvisory Agreement may be terminated by the Subadviser, without penalty at any time, upon sixty days prior written notice, to MML Advisers and the Trust.

(d) In the event of termination of this Subadvisory Agreement, all compensation due to the Subadviser through the date of termination will be calculated on a pro rata basis through the date of termination and paid promptly after the next succeeding month’s end.

14. Indemnification.

(a) In any action in which MML Advisers or the Fund or any of its or their affiliated persons (within the meaning of Section 2(a)(3) of the Act), controlling persons (as defined in Section 15 of the Securities Act of 1933, as amended), or any partners, directors, officers and/or employees of any of the foregoing, are parties, the Subadviser agrees to indemnify and hold harmless the foregoing persons against any loss, claim, settlement, damage, charge, liability, cost or expense (including, without limitation, reasonable attorneys’ and accountants’ fees) to which such persons may become subject, insofar as such loss, claim, settlement, damage, charge, liability, cost or expense arises out of or is based

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upon (i) Subadviser’s reckless disregard, willful misfeasance, bad faith, gross negligence, or fraud in the performance of its duties under this Subadvisory Agreement or (ii) any untrue statement of a material fact regarding the Subadviser contained in the Fund’s Prospectus or Statement of Additional Information, proxy materials, shareholder reports, advertisements, sales literature, or other materials pertaining to the Fund prepared for public distribution or the omission to state therein a material fact regarding the Subadviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon written information furnished to MML Advisers or the Fund by or on behalf of the Subadviser; or (iii) any violation of federal or state statutes or regulations by the Subadviser; except, in any such case, to the extent that such loss, claim, settlement, damage, charge, liability, cost or expense was the result of the willful misfeasance, bad faith, gross negligence, or fraud of the indemnified party or such party’s reckless disregard of such party’s duties. The federal securities laws impose liabilities in certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver of limitation of any rights which MML Advisers or the Fund may have under any securities laws.

(b) In any action in which the Subadviser or any of its affiliated persons (within the meaning of Section 2(a)(3) of the Act), controlling persons (as defined in Section 15 of the Securities Act of 1933, as amended), or any partners, directors, officers and/or employees of any of the foregoing, are parties, MML Advisers agrees to indemnify and hold harmless the foregoing persons against any loss, claim, settlement, damage, charge, liability, cost or expense (including, without limitation, reasonable attorneys’ and accountants’ fees) to which such persons may become subject, insofar as such loss, claim, settlement, damage, charge, liability, cost or expense arises out of or is based upon (i) MML Advisers’s reckless disregard, willful misfeasance, bad faith, gross negligence, or fraud in the performance of its duties under this Subadvisory Agreement or (ii) any untrue statement of a material fact regarding the Subadviser contained in the Fund’s Prospectus or Statement of Additional Information, proxy materials, shareholder reports, advertisements, sales literature, or other materials pertaining to the Fund prepared for public distribution or the omission to state therein a material fact regarding the Subadviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was not made in reliance upon written information furnished to MML Advisers or the Fund by or on behalf of the Subadviser; or (iii) any violation of federal or state statutes or regulations by MML Advisers; except, in any such case, to the extent that such loss, claim, settlement, damage, charge, liability, cost or expense was the result of the willful misfeasance, bad faith, gross negligence, or fraud of the indemnified party or such party’s reckless disregard of such party’s duties. The federal securities laws impose liabilities in certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver of limitation of any rights which the Subadviser or the Fund may have under any securities laws.

(c) Promptly after receipt by an indemnified party under this Section 14 of notice of any claim or dispute or commencement of any action or litigation, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 14, notify the indemnifying party of the commencement thereof; but the omission to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 14 except to the extent, if any, that such failure or delay prejudiced the other party in defending against the claim. In case any such claim, dispute, action or litigation is brought or asserted against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel approved in writing by such indemnified party, such approval not to be unreasonably withheld, following notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof; in which event, the indemnifying party will not be liable to such indemnified party under this Section 14 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, but shall continue to be liable to the indemnified party in all other respects as heretofore set forth in this Section 14.

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(d) Under no circumstances shall MML Advisers or the Subadviser be liable for any special, consequential or indirect damages.

15. Notice.

Any notice under this Subadvisory Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party, with a copy to the Trust, at the addresses below or such other address as such other party may designate for the receipt of such notice.

If to MML Advisers:	MML Investment Advisers, LLC
1295 State Street
Springfield, MA 01111
Attention: Douglas Steele
President

If to the Subadviser:	Romel Penales
J.P. Morgan Investment Management Inc.
[390 Madison Avenue, Floor __]
New York, New York 10020
e-mail address: romel.penales@jpmchase.com

If to either MML Advisers or the Subadviser, copies to:

MML Series Investment Fund
1295 State Street
Springfield, MA 01111
Attention: Andrew M. Goldberg
Vice President, Secretary, and Chief Legal Officer

16. Amendments to this Subadvisory Agreement.

This Subadvisory Agreement may be amended by mutual agreement in writing, subject to approval by the Board of Trustees of the Trust and the Fund’s shareholders to the extent required by the Act.

17. Governing Law.

This Subadvisory Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to principles of conflict of laws.

18. Survival.

The provisions of this Subadvisory Agreement shall survive the termination or other expiration of this Subadvisory Agreement with respect to any matter arising while this Subadvisory Agreement was in effect.

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19. Assignment; Successors.

No assignment of this Subadvisory Agreement (as defined in the Act) shall be made by the Subadviser without the prior written consent of the Fund and MML Advisers. This Subadvisory Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

20. Entire Agreement.

This Subadvisory Agreement constitutes the entire agreement among the parties hereto with respect to the matters referred to herein, and no other agreement, oral or otherwise, shall be binding on the parties hereto.

21. No Waiver.

No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

22. Severability.

If any one or more provisions in this Subadvisory Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Subadvisory Agreement, but this Subadvisory Agreement shall be construed so as to effectuate the intent of the parties hereto as nearly as possible without giving effect to such invalid, illegal or unenforceable provision as if such provision had never been contained herein.

23. Third-party Beneficiaries.

The Trust and the Fund are third-party beneficiaries of this Subadvisory Agreement and shall be entitled to enforce any and all provisions of this Subadvisory Agreement to the full extent as if they were parties to this Subadvisory Agreement.

24. Delegation.

The Subadviser may employ an affiliate or a third party to perform any accounting, administrative, reporting, proxy voting or ancillary services required to enable the Subadviser to perform its functions under this Subadvisory Agreement. The Subadviser may provide information about the Fund to any such affiliate or third party for the purpose of providing the services contemplated under this clause subject to the provisions of Section 10 of this Subadvisory Agreement. The Subadviser will act in good faith in the selection, use and monitoring of affiliates and other third parties, and any delegation or appointment hereunder shall not relieve the Subadviser of any of its obligations under this Subadvisory Agreement. The Subadviser agrees that it remains liable to MML Advisers for an affiliate’s or third party’s acts and omissions to the same extent as if the Subadviser itself had acted or failed to act instead of the affiliate or third party.

25. Counterparts.

This Subadvisory Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Fund, MML Advisers and the Subadviser have caused this Subadvisory Agreement to be executed as of the day and year first above written.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

MML INVESTMENT ADVISERS, LLC

By:
Name:	Douglas Steele
Title:	President

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:
Name:
Title:

Acknowledged and Agreed:

MML SERIES INVESTMENT FUND

on behalf of MML VIP JPMorgan U.S. Research Enhanced Equity Fund

By:
Name:	Renée Hitchcock
Title:	CFO and Treasurer
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Appendix A

The Subadviser shall provide to MML Advisers the following:

1.	Quarterly Portfolio Data Sheets (The Subadviser will aim to provide as much of the following information as possible by the 15th business day after the end of every quarter):

The data sheets should include the following information:

a. Portfolio Characteristics for the Portfolio, standard and best fit market index.

b. Portfolio Sector Weights for the Portfolio, standard and best fit market index.

c. Top 10 Equity Holdings (% of equities) for the Portfolio.

d. Top 5 contributors and detractors by performance based on contribution to the Portfolio.

e. Purchases (New) and Sales (Eliminated) during the quarter.

f. Performance of the Portfolio vs. standard and best fit market index and peer group.

2.	Portfolio Manager Commentary (The Subadviser will aim to provide as much of the following information as possible by the 15th business day after the end of every quarter): The commentary should include information on the following topics (there is no limit to the number of words used):

a.	Qualitative assessment by manager: list three factors that were the major influences on performance – both positive and negative
b.	Performance attribution:
-	The industry weightings that had the largest contribution to performance during the most recent quarter.
-	The industry weightings that had the largest detraction from performance during the most recent quarter.
-	The five holdings that contributed the most to performance during the most recent quarter.
-	The five holdings that detracted the most from performance during the most recent quarter.
c.	The manager’s market outlook.
d.	How he/she has positioned the Portfolio for the near term.

3.	Third party portfolio attribution analysis of the Portfolio: Performance attribution should demonstrate the impact of portfolio management decisions including Asset Allocation Effects and Security Selection Effects.

4.	Quarterly Conference Calls: The purpose of this contact will be to obtain a greater understanding of the performance of the Portfolio, the reasons for that performance, and to gain valuable insights into the Portfolio provided by the manager.

5.	Annual On-Site Meeting - As part of MML Advisers’ due diligence process, members of MML Advisers’ arrange an “on site” meeting with each of the managers in MML Advisers’ Investment Program. Typically, these meetings include a general overview of the firm as well as separate meetings with each of the portfolio managers to discuss their long-term and short-term strategies, modifications to their investment strategy or style and any other relevant information.
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